FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Chris Barnes, (972) 673-5539
Investor Relations
Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP ADDS ANTONIO CARRILLO TO BOARD

PLANO, Texas, Feb. 5, 2014 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that Antonio Carrillo has been elected to the company’s board of directors.

Mr. Carrillo, 48, has served as CEO of Mexichem S.A.B (BMV:MEXCHEM) since 2012. Mexichem is a global specialty chemical company based in Tlalnepantla, Mexico. Previously, he spent 16 years at Trinity Industries, Inc. (NYSE:TRN), where he held several executive positions, most recently group president and senior vice president at the company’s Dallas headquarters. He began his career at Infra S.A. de CV in 1988, where he held several positions in manufacturing management.

Mr. Carrillo has served on the Board of Directors of Trinity Industries since September 2014.

“We are very pleased to add Antonio’s leadership, knowledge and background to the DPS board,” said Wayne Sanders, DPS chairman. “His experience leading a company with a growing and diverse portfolio and his manufacturing background will bring great value to the board, as will his strong understanding of the business climate in Mexico, an important market for DPS.”

Mr. Carrillo holds an MBA in finance from the Wharton School of the University of Pennsylvania and received his bachelor’s degree in mechanical engineering from Anahuac University in Mexico City. He serves on the Latin American board of the Wharton School.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit DrPepperSnapple.com. For our latest news and updates, follow us at Facebook.com/DrPepperSnapple or Twitter.com/DrPepperSnapple.

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